Exhibit 99.1

               Intel First-Quarter Revenue $8.9 Billion

    SANTA CLARA, Calif.--(BUSINESS WIRE)--April 19, 2006--Intel
Corporation:

    -- Operating income $1.7 billion ($2.1 billion excluding share-based compensation)

    --  EPS 23 cents (27 cents excluding share-based compensation)

    --  $585 million in cash dividends

    --  $2.9 billion used to repurchase 138.5 million shares

    Intel Corporation today announced first-quarter revenue of $8.9 billion, operating income of $1.7 billion, net income of $1.3 billion and earnings per share (EPS) of 23 cents. Excluding the effects of share-based compensation, the company posted operating income of $2.1 billion, net income of $1.6 billion and EPS of 27 cents.
    "We believe PC growth rates have moderated over the course of the past few quarters, leading to slower chip-level inventory reductions at our customers and affecting our revenue in the first half of the year," said Intel President and CEO Paul Otellini. "We made excellent operational progress during the quarter, shipping millions of 65nm dual-core processors, and saw strong market acceptance of the Centrino(TM) Duo mobile platform as well as the Viiv(TM) platform for the digital home. We plan to launch new processors based on the Intel(R) Core(TM) microarchitecture in the third quarter, giving Intel performance leadership across the server, desktop and mobile segments and setting the stage for a strong second half."



----------------------------------------------------------------------
   GAAP Results (including the effects of share-based compensation)
----------------------------------------------------------------------
                    Q1 2006           vs. Q1 2005    vs. Q4 2005
----------------------------------------------------------------------
Revenue             $8.9 billion      -5%            -12%
----------------------------------------------------------------------
Operating Income    $1.7 billion      -44%           -49%
----------------------------------------------------------------------
Net Income          $1.3 billion      -38%           -45%
----------------------------------------------------------------------
EPS                 23 cents          -34%           -43%
----------------------------------------------------------------------
Note: GAAP results for 2005 periods do not include the effects of share-based compensation. The first quarter of 2005 included an extra week of business.
----------------------------------------------------------------------


----------------------------------------------------------------------
 Non-GAAP Results (excluding the effects of share-based compensation)
----------------------------------------------------------------------
                    Q1 2006           vs. Q1 2005    vs. Q4 2005
----------------------------------------------------------------------
Operating Income    $2.1 billion      -31.5%         -37%
----------------------------------------------------------------------
Net Income          $1.6 billion      -26%           -34%
----------------------------------------------------------------------
EPS                 27 cents          -23%           -33%
----------------------------------------------------------------------



    Financial Review

    First-quarter gross margin was 55.1 percent, versus a January expectation of 59 percent, plus or minus a couple of points. Gross margin was impacted by lower microprocessor revenue and higher inventory write-downs. Expenses (R&D plus MG&A) were $3.2 billion, versus a January expectation of $3.3 billion due to lower revenue- and profit-related spending. The effective tax rate was 27.5 percent, versus a January expectation of approximately 32 percent. The decrease was primarily driven by a higher percentage of profits in low-tax jurisdictions and an increase in non-U.S. R&D tax credits that together increased earnings by approximately 1.4 cents per share.

    Key Product Trends (Sequential)

    -- Total microprocessor units were lower. The average selling price (ASP) was slightly lower.

    --  Chipset, motherboard and flash memory units were lower.

    -- Application processor units for products such as cellular phones and PDAs were lower.

    Sales Patterns

    Sequential revenue in the Asia-Pacific, Americas and Europe regions was below the company's expectations while the Japan region achieved its first billion-dollar quarter driven primarily by ongoing strength in the notebook market segment.



----------------------------------------------------------------------
                    Q1 2006           vs. Q1 2005    vs. Q4 2005
----------------------------------------------------------------------
Asia-Pacific        $4.3 billion      -2%            -16%
----------------------------------------------------------------------
Americas            $1.9 billion      -3%            +4%
----------------------------------------------------------------------
Europe              $1.7 billion      -19%           -26%
----------------------------------------------------------------------
Japan               $1 billion        +8%            +10%
----------------------------------------------------------------------



    Recent Highlights

    -- Intel ramped its 65nm process technology into high volume, shipping millions of dual-core, 65nm processors into the mobile, desktop and server market segments. The company also began delivering a new server platform, code-named Bensley, that will enable customers to ship servers based on new dual-core processors code-named Dempsey and Woodcrest.

    -- The company discussed details of the Intel Core microarchitecture, a processor technology that will be used to bring industry-leading, energy-efficient performance to server, desktop and mobile platforms in the third quarter.

    -- Intel demonstrated a new mobile platform technology code-named Robson that works with NAND flash memories to help reduce mobile PC boot-up time, increase application performance and prolong battery life. Intel also began shipping NAND flash memories for revenue and delivered customer samples of the industry's first NOR flash memories made using 65nm process technology.

    -- Intel produced the industry's first fully functional SRAM memories using 45nm process technology, demonstrating that the company is on track to be the first chipmaker to produce microprocessors on 45nm technology in 2007.

    -- The company launched its Discover the PC initiative which is helping to make uncompromised PC technology affordable to first-time computer users in emerging markets. Intel also announced plans to train an additional 10 million teachers in developing nations over the next five years, and made new investments designed to expand the company's business opportunities in emerging markets around the world.

    Business Outlook and Risk Factors Regarding Forward-Looking
Statements

    The following expectations do not include the potential impact of any mergers, acquisitions, divestitures or other business combinations that may be completed after April 18.

    Q2 2006 Outlook

    -- Revenue: Expected to be between $8.0 billion and $8.6 billion, below normal seasonal patterns. The company believes PC growth rates have moderated in recent quarters, resulting in above-normal customer inventory levels that are limiting demand in the short term.

    -- Gross margin: 49 percent, plus or minus a couple of points (50 percent, plus or minus a couple of points, excluding share-based compensation effects of approximately 1 percent). The expected reduction in the gross margin percentage from first-quarter levels is primarily due to a higher proportion of lower-margin product in the overall mix along with higher microprocessor unit costs and lower microprocessor ASPs.

    -- Expenses (R&D plus MG&A): Between $3 billion and $3.1 billion (between $2.7 billion and $2.8 billion excluding share-based compensation effects of approximately $300 million).

    --  Gains from equity investments and interest and other:
        Approximately $175 million.

    --  Tax rate: Approximately 30.5 percent.

    --  Depreciation: Between $1.1 billion and $1.2 billion.

    --  Amortization of acquisition-related intangibles and costs:
        Approximately $10 million.

    -- In accordance with internal cash management policies, the company expects to significantly reduce the rate of share repurchases in upcoming quarters relative to the first-quarter rate.

    Revised 2006 Outlook

    The previous Business Outlook for 2006 can be found in the company's fourth-quarter 2005 earnings release, available at www.intc.com.

    -- 2006 Revenue: Expected to be approximately 3 percent lower than prior-year revenue of $38.8 billion, subject to a wide range of potential variability.

    -- Gross margin: 53 percent, plus or minus a few points (54 percent, plus or minus a few points, excluding share-based compensation effects of approximately 1 percent).

    -- R&D: Approximately $6.1 billion (approximately $5.6 billion excluding share-based compensation effects of approximately $500 million).

    -- MG&A: Approximately $6 billion (approximately $5.4 billion excluding share-based compensation effects of approximately $600 million).

    --  Capital spending: $6.6 billion plus or minus $200 million.

    -- Tax rate: Approximately 30.5 percent for the third and fourth quarters.

    -- Depreciation: $4.7 billion plus or minus $100 million, unchanged.

    --  Amortization of acquisition-related intangibles and costs:
        Approximately $45 million.

    The above statements and any others in this document that refer to plans and expectations for the second quarter, the year and the future involve a number of risks and uncertainties. Many factors could cause Intel's actual results to differ materially from current expectations, including the following:

    -- Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term, and by product demand that is highly variable and difficult to forecast. Revenue and the gross margin percentage are affected by the timing of new Intel product introductions and the demand for and market acceptance of Intel's products; actions taken by Intel's competitors, including product offerings, marketing programs and pricing pressures; Intel's ability to respond quickly to technological developments and to incorporate new features into its products; and the availability of sufficient inventory of Intel products and related components from other suppliers to meet demand. Factors that could cause demand to be different from Intel's expectations include customer acceptance of Intel and competitors' products; changes in customer order patterns, including order cancellations; changes in the level of inventory at customers; and changes in business and economic conditions.

    -- The gross margin percentage could vary from expectations based on changes in revenue levels; product mix and pricing; variations in inventory valuation, including variations related to the timing of qualifying products for sale; excess or obsolete inventory; manufacturing yields; changes in unit costs; capacity utilization; impairments of long-lived assets, including manufacturing, assembly/test and intangible assets; and the timing and execution of the manufacturing ramp and associated costs, including start-up costs.

    -- Expenses, particularly certain marketing and compensation expenses, vary depending on the level of demand for Intel's products and the level of revenue and profits.

    -- The tax rate expectation is based on current tax law and current expected income and assumes Intel continues to receive tax benefits for export sales. The tax rate may be affected by the closing of acquisitions or divestitures; the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities; and the ability to realize deferred tax assets.

    -- Gains or losses from equity securities and interest and other could vary from expectations depending on equity market levels and volatility; gains or losses realized on the sale or exchange of securities; impairment charges related to marketable, non-marketable and other investments; interest rates; cash balances; and changes in fair value of derivative instruments.

    -- Dividend declarations and the dividend rate are at the discretion of Intel's board of directors, and plans for future dividends may be revised by the board. Intel's dividend and stock buyback programs could be affected by changes in its capital spending programs, changes in its cash flows and changes in the tax laws, as well as by the level and timing of acquisition and investment activity.

    -- Intel's results could be impacted by unexpected economic, social and political conditions in the countries in which Intel, its customers or its suppliers operate, including security risks, possible infrastructure disruptions, health concerns, natural disasters and fluctuations in foreign currency exchange rates.

    -- Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel's SEC reports.

    -- Intel's results could be affected by the amount, type, and valuation of share-based awards granted as well as the amount of awards cancelled due to employee turnover and the timing of award exercises by employees.

    A more detailed discussion of these and other factors that could affect results is included in Intel's SEC filings, including the report on Form 10-K for the year ended Dec. 31, 2005.

    Status of Business Outlook

    During the quarter, Intel's corporate representatives may reiterate the Business Outlook during private meetings with investors, investment analysts, the media and others. From the close of business on June 2 until publication of the company's second-quarter 2006 earnings release on July 19, Intel will observe a "Quiet Period" during which the Business Outlook disclosed in the company's press releases and filings with the SEC on Form 10-K should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company.

    Earnings Webcast

    Intel will hold a public webcast at 2:30 p.m. PDT today on its Investor Relations Web site at www.intc.com, with a replay available until July 19.

    Intel, the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional information about Intel is available at www.intel.com/pressroom.

    Intel, the Intel logo, Intel Centrino, Intel Viiv and Intel Core are trademarks or registered trademarks of Intel Corporation or its subsidiaries in the United States and other countries.

    -- Other names and brands may be claimed as the property of others.




                           INTEL CORPORATION
              CONSOLIDATED SUMMARY INCOME STATEMENT DATA
                (In millions, except per share amounts)

                                             Three Months Ended
                                    ----------------------------------
                                        April 1,           April 2,
                                          2006               2005
                                    ---------------  -----------------
NET REVENUE                           $      8,940     $        9,434
Cost of sales                                4,012              3,836
                                    ---------------  -----------------
GROSS MARGIN                                 4,928              5,598
                                    ---------------  -----------------

Research and development                     1,562              1,266
Marketing, general and
 administrative                              1,644              1,262
Amortization of
  acquisition-related
  intangibles and costs                         19                 38
                                    ---------------  -----------------
OPERATING EXPENSES                           3,225              2,566
                                    ---------------  -----------------
OPERATING INCOME                             1,703              3,032
Gains on equity securities, net                  2                  4
Interest and other, net                        154                115
                                    ---------------  -----------------
INCOME BEFORE TAXES                          1,859              3,151
Income taxes                                   512                973
                                    ---------------  -----------------
NET INCOME                            $      1,347     $        2,178
                                    ===============  =================

BASIC EARNINGS PER SHARE              $       0.23     $         0.35
                                    ===============  =================
DILUTED EARNINGS PER SHARE            $       0.23     $         0.35
                                    ===============  =================

COMMON SHARES OUTSTANDING                    5,854              6,211
COMMON SHARES ASSUMING DILUTION              5,954              6,273



                           INTEL CORPORATION
                CONSOLIDATED SUMMARY BALANCE SHEET DATA
                             (In millions)

                                          April 1,       Dec. 31,
                                            2006           2005
                                        -------------  ------------
CURRENT ASSETS
Cash and short-term investments            $   7,854     $  11,314
Trading assets                                 1,265         1,458
Accounts receivable                            3,912         3,914
Inventories:
  Raw materials                                  416           409
  Work in process                              1,937         1,662
  Finished goods                               1,199         1,055
                                        -------------  ------------
                                               3,552         3,126
Deferred tax assets and other
 current assets                                1,429         1,382
                                        -------------  ------------
  Total current assets                        18,012        21,194

Property, plant and equipment, net            17,618        17,111
Marketable strategic equity securities           588           537
Other long-term investments                    3,927         4,135
Goodwill                                       3,873         3,873
Other long-term assets                         3,161         1,464
                                        -------------  ------------

  TOTAL ASSETS                             $  47,179     $  48,314
                                        =============  ============

CURRENT LIABILITIES
Short-term debt                            $     224     $     313
Accounts payable and accrued liabilities       7,096         6,329
Deferred income on shipments to
  distributors                                   669           632
Income taxes payable                           1,849         1,960
                                        -------------  ------------
  Total current liabilities                    9,838         9,234

LONG-TERM DEBT                                 2,040         2,106
DEFERRED TAX LIABILITIES                         607           703
OTHER LONG-TERM LIABILITIES                      346            89

STOCKHOLDERS' EQUITY                          34,348        36,182
                                        -------------  ------------

  TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                   $  47,179     $  48,314
                                        =============  ============



    In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the company's earnings release contains non-GAAP financial measures that exclude the effects of share-based compensation and the requirements of SFAS No. 123R, "Share-based Payment" ("123R"). The non-GAAP financial measures used by management and disclosed by the company exclude the income statement effects of all forms of share-based compensation and the effects of 123R upon the number of diluted shares used in calculating non-GAAP earnings per share. The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. For additional information regarding these non-GAAP financial measures, see the Form 8-K dated April 19, 2006 that Intel has filed with the Securities and Exchange Commission.



                           INTEL CORPORATION
       SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
        (In millions, except per-share amounts and percentages)

                                                Three Months Ended
                                             -------------------------
                                            April 1, Dec. 31, April 2,
                                              2006     2005     2005
                                             -------  -------  -------

GAAP SPENDING                                $3,206   $2,968   $2,528
   Adjustment for share-based compensation     (288)       -        -
                                             -------  -------  -------
SPENDING EXCLUDING SHARE-BASED
 COMPENSATION(1)                             $2,918   $2,968   $2,528

GAAP OPERATING INCOME                        $1,703   $3,309   $3,032
   Adjustment for share-based
    compensation within:
      Cost of sales                              86        -        -
      Research and development                  135        -        -
      Marketing, general and administrative     153        -        -
                                             -------  -------  -------
OPERATING INCOME EXCLUDING SHARE-BASED
      COMPENSATION(1)                        $2,077   $3,309   $3,032

GAAP NET INCOME                              $1,347   $2,453   $2,178
   Adjustment for share-based
    compensation within:
      Cost of sales                              86        -        -
      Research and development                  135        -        -
      Marketing, general and administrative     153        -        -
      Income taxes                             (110)       -        -
                                             -------  -------  -------
NET INCOME EXCLUDING SHARE-BASED
 COMPENSATION(1)                             $1,611   $2,453   $2,178

GAAP DILUTED EARNINGS PER SHARE              $ 0.23   $ 0.40   $ 0.35
Adjustment for share-based compensation        0.04        -        -
                                             -------  -------  -------
DILUTED EARNINGS PER SHARE EXCLUDING
   SHARE-BASED COMPENSATION(1)               $ 0.27   $ 0.40   $ 0.35

GAAP COMMON SHARES ASSUMING DILUTION          5,954    6,081    6,273
Adjustment for share-based compensation         (17)       -        -
                                             -------  -------  -------
COMMON SHARES ASSUMING DILUTION EXCLUDING
   SHARE-BASED COMPENSATION(1)                5,937    6,081    6,273

GAAP GROSS MARGIN PERCENTAGE                   55.1%    61.8%    59.3%
Adjustment for share-based compensation         1.0%       -        -
                                             -------  -------  -------
GROSS MARGIN PERCENTAGE EXCLUDING
   SHARE-BASED COMPENSATION(1)                 56.1%    61.8%    59.3%

(1) See Item 2.02 in this 8-K filing for further discussion on this non-GAAP measure.


                           INTEL CORPORATION
             SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
                             (In millions)

                                        Q1 2006    Q4 2005    Q1 2005
                                       ---------  ---------  ---------
GEOGRAPHIC REVENUE:
  Asia-Pacific                         $  4,293   $  5,132   $  4,395
                                            48%        50%        47%
  Americas                             $  1,905   $  1,836   $  1,972
                                            21%        18%        21%
  Europe                               $  1,701   $  2,288   $  2,106
                                            19%        23%        22%
  Japan                                $  1,041   $    945   $    961
                                            12%         9%        10%

CASH INVESTMENTS:
Cash and short-term investments        $  7,854   $ 11,314   $ 13,673
Trading assets - fixed income (1)           887      1,095      2,108
                                        --------   --------   --------
Total cash investments                 $  8,741   $ 12,409   $ 15,781

STRATEGIC EQUITY INVESTMENTS:
Marketable strategic equity securities $    588   $    537   $    586
Other strategic investments            $  1,834   $    598   $    519
                                        --------   --------   --------
Total strategic equity investments     $  2,422   $  1,135   $  1,105

TRADING ASSETS:
Trading assets - equity securities
  offsetting deferred compensation (2) $    378   $    363   $    335
Total trading assets - sum of 1+2      $  1,265   $  1,458   $  2,443

SELECTED CASH FLOW INFORMATION:
Depreciation                           $  1,139   $  1,050   $  1,189
Share-based compensation               $    374          -          -
Amortization of acquisition-related
  intangibles & costs                  $     75   $     58   $     67
Capital spending                        ($1,758)   ($1,359)   ($1,788)
Stock repurchase program                ($2,943)   ($3,137)   ($2,500)
Proceeds from sales of shares to
  employees, tax benefit & other       $    504   $    211   $    511
Dividends paid                            ($585)     ($482)     ($497)
Net cash used for acquisitions                -       ($88)         -

EARNINGS PER SHARE INFORMATION:
Average common shares outstanding         5,854      6,008      6,211
Dilutive effect of stock options             49         64         62
Dilutive effect of convertible debt          51          9        N/A
                                        --------   --------   --------
Common shares assuming dilution           5,954      6,081      6,273

STOCK BUYBACK:
Shares repurchased                        138.5      118.0      107.9
Cumulative shares repurchased           2,743.4    2,604.9    2,294.4
Remaining dollars authorized for
  buyback (in billions)                $   18.9   $   21.9        N/A

OTHER INFORMATION:
Employees (in thousands)                  103.3       99.9       87.1


                           INTEL CORPORATION
         SUPPLEMENTAL OPERATING RESULTS AND OTHER INFORMATION
                            ($ in millions)


OPERATING SEGMENT INFORMATION:         Q1 2006    Q4 2005     Q1 2005
---------------------------------------------------------------------

Digital Enterprise Group
  Microprocessor revenue                3,892      4,929       4,944
  Chipset, motherboard
     and other revenue                  1,255      1,476       1,417
  Net revenue                           5,147      6,405       6,361
  Operating income                      1,360      2,448       2,383

---------------------------------------------------------------------
Mobility Group
  Microprocessor revenue                2,347      2,400       1,917
  Chipset and other revenue               632        705         517
  Net revenue                           2,979      3,105       2,434
  Operating income                      1,155      1,547       1,131

---------------------------------------------------------------------
Flash Memory Group
  Net revenue                             544        600         578
  Operating loss                         (104)       (12)        (32)

---------------------------------------------------------------------
All Other
  Net revenue                             270         91          61
  Operating loss                         (708)      (674)       (450)

---------------------------------------------------------------------
Total
  Net revenue                           8,940     10,201       9,434
  Operating income                      1,703      3,309       3,032
---------------------------------------------------------------------



    The company's operating segments include the Digital Enterprise Group, the Mobility Group, the Flash Memory Group, the Digital Home Group, the Digital Health Group and the Channel Platforms Group. The prior period amounts have been adjusted retrospectively to reflect certain minor reorganizations.
    The Digital Enterprise Group operating segment's products include microprocessors and related chipsets and motherboards designed for the desktop (including consumer desktop) and enterprise computing market segments, communications infrastructure components such as network processors and embedded microprocessors, wired connectivity devices, and products for network and server storage. The Mobility Group operating segment's products include microprocessors and related chipsets designed for the notebook computing market segment, wireless connectivity products, and application and cellular baseband processors used in cellular handsets and handheld computing devices. The Flash Memory Group operating segment's products include NOR flash memory products designed for cellular phones and embedded form factors as well as NAND flash memory products designed primarily for digital audio players.
    Results for the Digital Home Group, Digital Health Group and Channel Platforms Group operating segments are included within the "all other" category. Revenue for the "all other" category primarily consists of microprocessors and related chipsets sold by the Digital Home Group. The "all other" category includes certain corporate-level operating expenses, including a portion of profit-dependent bonus and other expenses not allocated to the operating segments. "All other" also includes the results of operations of seed businesses that support the company's initiatives. Additionally, "all other" includes acquisition-related costs, including amortization and any impairments of acquisition-related intangibles and goodwill, and charges for purchased in-process research and development. Beginning in the first quarter of 2006, "all other" includes share-based compensation resulting from the adoption of SFAS No. 123R.